                                                        EXHIBIT 99.17(n)(xxxiii)

                                 THE GALAXY FUND
                                   ("GALAXY")

                          GALAXY ASSET ALLOCATION FUND
                            GALAXY EQUITY INCOME FUND
                          GALAXY GROWTH AND INCOME FUND
                          GALAXY STRATEGIC EQUITY FUND
                            GALAXY EQUITY VALUE FUND
                            GALAXY EQUITY GROWTH FUND
                        GALAXY INTERNATIONAL EQUITY FUND
                           GALAXY SMALL CAP VALUE FUND
                        GALAXY SMALL COMPANY EQUITY FUND
                           GALAXY SHORT-TERM BOND FUND
                   GALAXY INTERMEDIATE GOVERNMENT INCOME FUND
                          GALAXY QUALITY PLUS BOND FUND
                           GALAXY TAX-EXEMPT BOND FUND


                        PRIME A SHARES AND PRIME B SHARES

                        SUPPLEMENT DATED AUGUST 14, 2002
       TO THE STATEMENT OF ADDITIONAL INFORMATION DATED FEBRUARY 28, 2002


THIS SUPPLEMENT CONTAINS NEW AND ADDITIONAL INFORMATION BEYOND THAT CONTAINED IN THE STATEMENT OF ADDITIONAL INFORMATION AND SHOULD BE READ IN CONJUNCTION WITH THE STATEMENT OF ADDITIONAL INFORMATION.

         INVESTOR PROGRAMS

         The following section is added immediately after the section entitled "Exchange Privilege" on pages 61 and 62 of the Statement of Additional
         Information:

         The following information supplements the description in the applicable Prospectus as to the various investment programs available to holders of Prime A Shares and Prime B Shares of the Funds.

         RETIREMENT PLANS

         Prime A Shares and Prime B Shares of the Funds (except for the Galaxy Tax-Exempt Bond Fund) are available for purchase in connection with the following tax-deferred prototype retirement plans:

         INDIVIDUAL RETIREMENT ARRANGEMENTS ("IRAs") (including traditional, Roth and Education IRAs and "rollovers" from existing retirement plans), a retirement-savings vehicle for qualifying individuals. The minimum initial investment for an IRA account is $25 (including a spousal account).

         SIMPLIFIED EMPLOYEE PENSION PLANS ("SEPs"), a form of retirement plan for sole proprietors, partnerships and corporations. The minimum initial investment for a SEP account is $25.

         MULTI-EMPLOYEE RETIREMENT PLANS ("MERPs"), a retirement vehicle established by employers for their employees which is qualified under
         Section 401(k) and 403(b) of the Code. The minimum initial investment for a MERP is $25.

         KEOGH PLAN, a retirement vehicle for self-employed individuals. The minimum initial investment for a Keogh Plan is $25.

         Detailed information concerning eligibility and other matters related to these plans and the form of application is available from Liberty Funds Services, Inc. ("LFS") (call 1-800-345-6611) with respect to IRAs, SEPs and Keogh Plans and from Fleet Securities, Inc. (call 1-800-221-8210) with respect to MERPs.

         AUTOMATIC INVESTMENT PROGRAM

         The Automatic Investment Program permits an investor to purchase Prime A Shares or Prime B Shares of a Fund each month or each quarter. Provided an investor's financial institution allows automatic withdrawals, Prime A Shares or Prime B Shares are purchased by transferring funds from the investor's checking, bank money market or

         NOW account designated by the investor. The account designated will be debited in the specified amount, and Fund shares will be purchased on a monthly or quarterly basis on any Business Day designated by the investor. If the designated day falls on a weekend or holiday, the purchase will be made on the Business Day closest to the designated day. Only an account maintained at a domestic financial institution which is an Automated Clearing House ("ACH") member may be so designated.

         SYSTEMATIC WITHDRAWAL PLAN

         The Systematic Withdrawal Plan permits an investor to automatically redeem a specified dollar amount or percentage of Prime A Shares or Prime B Shares of a Fund on a monthly, quarterly, semi-annual or annual basis on any Business Day designated by the investor, if the account has a starting value of at least $5,000. If the designated day falls on a weekend or holiday, the redemption will be made on the Business Day closest to the designated day. Proceeds of the redemption will be sent to the shareholder's address of record or financial institution within three Business Days of the redemption. If redemptions exceed purchases and dividends, the number of shares in the account will be reduced. Investors may terminate the Systematic Withdrawal Plan at any time upon written notice to LFS (but not less than five days before a payment date). There is no charge for this service.

         PAYROLL DEDUCTION PROGRAM

         To be eligible for the Payroll Deduction Program, the payroll department of an investor's employer must have the capability to forward transactions directly through the ACH, or indirectly through a third party payroll processing company that has access to the ACH. An investor must complete and submit a Galaxy Payroll Deduction Application to his or her employer's payroll department, which will arrange for the specified amount to be debited from the investor's paycheck each pay period. Prime A Shares or Prime B Shares of the applicable Fund(s) will be purchased within three days after the debit occurred. If the designated day falls on a weekend or non-Business Day, the purchase will be made on the Business Day closest to the designated day. An investor should allow between two to four weeks for the Payroll Deduction Program to be established after submitting an application to the employer's payroll department.

         COLLEGE INVESTMENT PROGRAM

         Galaxy reserves the right to redeem accounts participating in the College Program involuntarily, upon 60 days' written notice, if the account's net asset value falls below the applicable minimum initial investment as a result of redemptions. Investors participating in the College Investment Program will receive consolidated monthly statements of their accounts. Detailed information concerning College Investment Program accounts and applications may be obtained from LFS (call 1-800-345-6611).

         DIRECT DEPOSIT PROGRAM

         Death or legal incapacity will terminate an investor's participation in the Direct Deposit Program. An investor may elect at any time to terminate his or her participation by notifying in writing the Social Security Administration. Further, Galaxy may terminate an investor's participation upon 30 days' notice to the investor.


                                        3